Exhibit 99.3

UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of DiOP by Axsys and the related financing activities.  The transaction is being accounted for as a purchase business combination.

On May 2, 2005, Axsys completed the acquisition of DiOP for an initial purchase price of $60.0 million, subject to adjustments for certain working capital adjustments.  The final adjusted purchase price, in cash, was $55.2 million.  In addition, acquisition-related closing expenses of approximately $1.6 million were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No. 141 – Business Combinations.  The unaudited pro forma combined statement of financial position as of April 2, 2005 gives effect to the acquisition as if the acquisition had occurred on that date.  The unaudited pro forma combined statement of financial position includes the balance sheets of Axsys as of April 2, 2005 and DiOP as of March 31, 2005.  Management believes there are no material adjustments necessary related to DiOP’s results between March 31, 2005 and April 2, 2005, the date of the pro forma balance sheet.

The unaudited pro forma combined statements of operations for the year ended December 31, 2004 and for the three months ended April 2, 2005 give effect to the acquisition as if the acquisition had occurred on January 1, 2004.  The unaudited pro forma combined statements of operations presented for the year ended December 31, 2004 and for the three months ended April 2, 2005 include historical financial results of Axsys and DiOP for the year ended December 31, 2004 and for the three months ended April 2, 2005.  Any savings or additional costs, which may be realized through the integration of the operations of DiOP with Axsys, have not been estimated or included in the unaudited pro forma combined statement of operations.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting.  The pro forma adjustments are described in the notes to the unaudited pro forma financial information.  The adjustments are based upon preliminary information and certain management judgments and estimates.  The purchase accounting adjustments are subject to revisions, which will be reflected in future periods.  Revisions, if any, are not expected to have a material effect on the statement of operations or financial position of Axsys.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2004 or April 2, 2005, as applicable.  The unaudited pro forma financial information should be read in conjunction with:

(1)            Axsys’ consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2004 filed as part of Axsys’ Annual Report on Form 10-K.

(2)    Axsys’ consolidated financial statements and notes thereto and management’s discussion and analysis for the three months ended April 2, 2005 filed as part of Axsys’ Quarterly Report on Form 10-Q.

(3)            DiOP’s audited financial statements and notes thereto as of and for the years ended December 31, 2004 and 2003, included as Exhibit 99.1 of this Form 8-K/A.

(4)            DiOP’s unaudited financial statements and notes thereto as of March 31, 2005 and for the three months ended March 31, 2005 and 2004, included as Exhibit 99.2 of this Form 8-K/A.

(5)            Axsys’ Current Report on Form 8-K previously filed on May 2, 2005.

Unaudited Pro Forma Combined Statement of Financial Position

As of April 2, 2005

(In thousands)

	Axsys Technologies	Diversified Optical Products	Pro-Forma Adjustments		Pro-Forma Combined
Assets
Current assets
Cash and marketable securities	$7,265	$2,345	$(55,236	)(1)	$7,219
			55,000	(1)
			142	(8)
			(2,297	)(1)
Accounts receivable, net	15,316	3,450	—		18,766
Inventories	30,468	5,114	423	(2)	36,005
Deferred and refundable income taxes	3,224	254	—		3,478
Prepaid expenses and other	1,151	81	—		1,232
Total current assets	57,424	11,244	(1,968)		66,700

Intangible asset	2,200	—	9,150	(3)	11,350
Accumulated amortization	(98)	—	—		(98)
Goodwill	13,013	—	44,536	(4)	57,549
					—
Other assets	1,395	223	(142	)(8)	1,476
Property, plant and equipment - net	13,142	2,088	—		15,230
	$87,076	$13,555	$51,576		$152,207

Liabilities and shareholders’ equity
Current liabilities
Debt due within one year	$1,368	$505	$5,000	(1)	$6,368
			(505	)(1)
Accounts payable	5,868	2,002	—		7,870
Accrued liabilities	8,032	698	1,662	(5)	10,392
Deferred income and customer advances	7,441	310	—		7,751
Accrued income taxes	1,335	124	—		1,459
Total current liabilities	24,044	3,639	6,157		33,840

Long-term debt and capital leases	3,137	1,792	50,000	(1)	53,137
			(1,792	)(1)
Other liabilities	4,550				4,550
Income taxes					—

Shareholders’ equity
Common stock	72	260	(260	)(6)	72
Capital in excess of par value	39,955	—	—		39,955
Treasury stock	(704)	—	—		(704)
Accumulated other comprehensive loss	26	—	—		26
Retained earnings	15,996	7,864	(7,864	)(6)	21,331
			5,335	(7)

Total shareholders’ equity	55,345	8,124	(2,789)		60,680
	$87,076	$13,555	$51,576		$152,207

See Notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2004

(In thousands, except share and per share data)

	Axsys Technologies	Diversified Optical Products	Pro Forma Adjustments		Pro Forma Combined

Net sales	$103,530	$21,992	$—		$125,522
Cost of sales	72,874	13,899	—		86,773
Gross profit	30,656	8,093	—		38,749

Selling, distribution and marketing costs	7,576	2,304	—		9,880
Research, development and engineering costs	2,677	1,826	—		4,503
Administrative and general costs	10,985	1,220	—		12,205
Operating income	9,418	2,743	—		12,161

Amortization expense	(73)	—	(854	)(3)	(927)
Interest (expense) income, net	(156)	(152)	(2,786	)(1)	(2,942)
			152	(9)
Other (expense) income, net	(38)	111	—		73
	(267)	(41)	(3,488)		(3,796)

Income before income taxes	9,151	2,702	(3,488)		8,365
Income tax (benefit) provision	(8)	229	(228	)(10)	(7)
Income from continuing operations	9,159	2,473	(3,260)		8,372

Loss from discontinued operations	(495)	—	—		(495)
Net income	$8,664	$2,473	$(3,260)		$7,877

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
Basic earnings per share
Continuing operations	$1.30				$1.19
Discontinued operations	(0.07)				(0.07)
Total	$1.23				$1.12

Diluted earnings per share
Continuing operations	$1.26				$1.15
Discontinued operations	(0.07)				(0.07)
Total	$1.19				$1.08

Weighted average common shares outstanding:
Basic	7,020,184				7,020,184
Diluted	7,289,437				7,289,437

See Notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations

For the Three Months Ended April 2, 2005

(In thousands, except share and per share data)

	Axsys Technologies	Diversified Optical Products	Pro-Forma Adjustments		Combined

Net sales	$28,648	$5,890	$—		$34,538
Cost of sales	20,192	3,803	—		23,995
Gross profit	8,456	2,087	—		10,543

Selling, distribution and marketing costs	2,123	513	—		2,636
Research, development and engineering costs	744	479	—		1,223
Administrative and general costs	2,953	452	—		3,405
Operating income	2,636	643	—		3,279

Amortization expense	(24)	—	(214	)(3)	(238)
Interest (expense) income, net	(25)	(24)	(678	)(1)	(703)
			24	(9)
Other (expense) income, net	(15)	237	—		222
	(64)	213	(868)		(719)

Income before income taxes	2,572	856	(868)		2,560
Income tax (benefit) provision	965	74	(79	)(10)	960
Income from continuing operations	$1,607	$782	$(789)		$1,600

BASIC AND DILUTED EARNINGS PER SHARE
Basic earnings per share	$0.23				$0.23
Diluted earnings per share	$0.22				$0.21

Weighted average common shares outstanding:
Basic	7,064,907				7,064,907
Diluted	7,450,024				7,450,024

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements (in thousands)

(1)          Total acquisition price of $55,236 was financed in part by bank borrowings and available cash on hand.  A portion of the cash, $2,310, was used to payoff DiOP’s outstanding debt and accrued interest at the date of acquisition.  Axsys borrowed $20,000, which is payable in annual installments of $4,000.  Axsys also borrowed $35,000, on which only interest is payable for the first six months.  After six months, there are five quarterly installments of $500, with the remaining balance due on May 2, 2007. As of July 6, 2005, the weighted-average interest rate on the borrowings is 5.4%.

(2)          An adjustment to reflect an increase in inventory acquired to reflect inventory at estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort.

(3)          The intangible asset represents the value of the customer relationships, camera technology and internally developed software obtained from the acquisition.  This value is based on a preliminary valuation performed by an independent valuation firm and is being amortized over one to 18 years.

(4)          Represents the value of goodwill generated from the acquisition.

(5)          Represents accruals for costs associated with the acquisition.

(6)          Represents the elimination of the shareholders’ equity related to DiOP.

(7)          Difference in acquisition date net book value compared to April 2, 2005 net book value.

(8)          Represents the pay off of a loan from a DiOP shareholder at closing.

(9)          Represents the elimination of interest expense incurred by DiOP on financing that was paid off at closing.

(10)    Prior to the acquisition, DiOP operated as an S Corporation. The pro forma tax rate assumes that DiOP was taxed as a C Corporation and was part of the consolidated tax return of Axsys.  The overall pro forma tax rate for the combined entity for the year ended December 31, 2004 would remain at 0.09% because Axsys would have continued to reverse a previously established valuation reserve.  The pro forma tax adjustment for the combined entity for the three months ended April 2, 2005 is based on a normalized tax rate of 37.5%.